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                                                                       EXHIBIT 5


                                 August 7, 1998


Katz Digital Technologies, Inc.
Twenty-One Penn Plaza
New York, New York 10001


Gentlemen:

            We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Katz Digital Technologies, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 900,000 shares of the common stock of the Company, par value, $.001 per share (the "Shares"). The Shares may be issued upon the exercise of options granted or to be granted by the Company pursuant to its Second Amended and Restated 1996 Stock Option Plan (the "Plan").

            As counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares upon the exercise of the options granted pursuant to the Plan, and that the Shares being registered pursuant to the Registration Statement, when issued in accordance with the terms of the Plan, will be duly authorized, legally issued, fully paid and nonassessable.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under Item 5 of Part II of the Registration Statement entitled "Interests of Named Experts and Counsel."


                                       Very truly yours,


                                       Feder, Kaszovitz, Isaacson,
                                         Weber, Skala & Bass LLP